Registration No. 333-45740
                                                        Rule 424(b)(2)
PRICING SUPPLEMENT No. 1 Dated October 27, 2000
(To Prospectus dated September 22, 2000)

                        $10,000,000,000

   H O U S E H O L D   F I N A N C E   C O R P O R A T I O N

                       Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:   $180,000,000

Price to Public:    100%                Proceeds to HFC:  99.942%

Issue Date: November 2, 2000    Stated Maturity: December 2, 2002

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on October 31, 2000.

Interest Rate Basis:     LIBOR Telerate.

Spread or Spread Multiplier:  Plus .26% (+ 26 basis points)

Interest  Payment  Dates:  On the 25th of every month  of  each  year, commencing November 25, 2000, and the Stated Maturity provided that November 25, 2002 shall not be an Interest Payment Date and all interest accrued after October 25, 2002 until Stated Maturity shall be paid on Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date.

Interest Reset Date: On each Interest Payment Date, except that the Interest Rate set on October 25, 2002 will be in effect until Stated Maturity.

Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.

Index Maturity:  One month.

Agent:    Merrill Lynch & Co. - $150,000,000
     Chase Securities, Inc. - $30,000,000

Agent's Discount or Commission:    .058%